Exhibit 4.2

INPHI CORPORATION

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Inphi Corporation, a Delaware corporation (“we”, “us” or “our”), has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934: our common stock, $0.001 par value per share. The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation and our amended and restated bylaws, each of which has been filed as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as may be amended by a document filed with one of our periodic reports filed with the SEC subsequent to the date of that Annual Report.

Common Stock

We are authorized to issue 500,000,000 shares of common stock. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and are not entitled to cumulative voting in the election of directors by our restated certificate of incorporation. This means that the holders of a majority of the voting shares can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned (a) by persons who are directors and also officers, and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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upon or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, controlling, or controlled by the entity or person.

Charter and Bylaws

Our restated certificate of incorporation and amended and restated bylaws provide that:

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no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our amended and restated bylaws, and stockholders may not act by written consent;

●	the classification of our board of directors so that only a portion of our directors is elected each year, with each director serving a three-year term;

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the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our amended and restated bylaws or amend or repeal the provisions of our restated certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;

●	our board of directors will be expressly authorized to make, alter or repeal our amended and restated bylaws;

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the Court of Chancery of the State of Delaware will have the sole and exclusive forum for derivative actions, claims of breach of a fiduciary duty, claims asserted under the Delaware General Corporation Law or claims governed by the internal affairs doctrine;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board;

●	stockholders must provide notice of nominations of directors or the proposal of business to be voted on at an annual meeting;

●	our board of directors will be authorized to issue preferred stock without stockholder approval, as described above;

●	directors may only be removed for cause; and

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we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

The New York Stock Exchange Listing Symbol

Our common stock is listed on The New York Stock Exchange under the symbol “IPHI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

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